EXHIBIT 15.1

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

Embarq Corporation

Re: Registration Statements Nos.333-134017, 333-150607

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 30, 2008 relate to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Kansas City, Missouri

July 30, 2008